ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Icahn Enterprises Holdings L.P.

767 Fifth Avenue – Suite 4700

New York, New York 10153

September 18, 2019

VIA ELECTRONIC TRANSMISSION

Heather Clark

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:	Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P.

Registration Statement on Form S-3

File No. 333-232711

Dear Ms. Clark:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Icahn Enterprises L.P., Icahn Enterprises Finance Corp. and Icahn Enterprises Holdings L.P. hereby request acceleration of the effective date of the above-referenced Registration Statement on Form S-3, File No. 333-232711, as amended, so that it may become effective at 4:00 p.m. Eastern Time on Friday, September 20, 2019, or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

Icahn Enterprises L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Peter Reck
	Name:	Peter Reck
	Title:	Chief Accounting Officer

Icahn Enterprises Finance Corp.

By:	/s/ Peter Reck
	Name:	Peter Reck
	Title:	Chief Accounting Officer

Icahn Enterprises holdings L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Peter Reck
	Name:	Peter Reck
	Title:	Chief Accounting Officer

Signature Page to Acceleration Request